Exhibit 4.3
SUPPLEMENT NO. 2 TO WARRANT AGREEMENT
     THIS SUPPLEMENT NO. 2 TO WARRANT AGREEMENT, dated as of September 14, 2005 (the “Supplement”), by and between Transocean Inc. (formerly Transocean Sedco Forex Inc.), a company incorporated under the laws of the Cayman Islands (the “Company”), and The Bank of New York, a bank and trust company organized and existing under the laws of New York (the “Warrant Agent”).
WITNESSETH:
     WHEREAS, pursuant to the Warrant Agreement dated as of April 22, 1999 (the “Warrant Agreement”), by and between TODCO (formerly R&B Falcon Corporation), a Delaware corporation (“R&B”), and the American Stock Transfer & Trust Company, a bank and trust company organized and existing under the laws of New York (the “Predecessor Warrant Agent”), R&B appointed the Predecessor Warrant Agent to act as agent for R&B in connection with the issuance, exchange, cancellation, replacement and exercise of warrants (the “Warrants”) to purchase 35 shares of common stock, par value $.01 per share, of R&B (“R&B Common Stock”) issued pursuant to the Warrant Agreement; and
     WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of August 19, 2000 (the “Merger Agreement”), by and among the Company, Transocean Holdings Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Sub”), TSF Delaware Inc., a Delaware corporation and a wholly owned subsidiary of Sub, and R&B (i) each outstanding share of R&B Common Stock was converted into the right to receive .5 ordinary shares, par value $.01 per share, of the Company (“Company Ordinary Shares”) and (ii) R&B became an indirect wholly owned subsidiary of the Company; and
     WHEREAS, pursuant to Section 4.2(f) of the Merger Agreement and a Supplement to Warrant Agreement dated as of January 31, 2001 (the “Supplemental Agreement”), the Company assumed the Warrants and the Warrants became exercisable for 17.5 Company Ordinary Shares; and
     WHEREAS, the Predecessor Warrant Agent resigned as the warrant agent under the Warrant Agreement; and
     WHEREAS, the Warrant Agent was appointed by the Company as a successor to the Predecessor Warrant Agent under Section 22 of the Warrant Agreement as of February 1, 2003, and Warrant Agent thereby became vested with the same powers, rights, duties and responsibilities as if it had been originally named as the warrant agent under the Warrant Agreement; and
     WHEREAS, the Warrant Agent and the Company now desire to memorialize such appointment in writing;
     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

     1. The Company hereby acknowledges that it has appointed the Warrant Agent as a successor Warrant Agent under Section 22 of the Warrant Agreement.
     2. The Warrant Agent hereby acknowledges that it has been appointed as a successor warrant agent under Section 22 of the Warrant Agreement and that it has and holds the same powers, rights, duties and responsibilities under the Warrant Agreement as if it had been originally named as the warrant agent under the Warrant Agreement.
     3. For the sake of clarity, the Company and the Warrant Agent agree that as a result of the Company’s assumption in the Supplemental Agreement of all the obligations of R&B under the Warrant Agreement, TODCO is no longer deemed to be a party to the Warrant Agreement.
     4. Except as expressly supplemented and amended hereby, the terms and conditions of the Warrant Agreement shall remain in full force and effect.
     5. This Supplement shall be governed by and construed in accordance with the laws of New York.
     6. This Supplement may be executed in three counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed, as of the day and year first above written.

TRANSOCEAN INC.
By:	/s/ Eric B. Brown
	Name:	Eric B. Brown
	Title:	Senior VP, General Counsel & Corporate Secretary

THE BANK OF NEW YORK
By:	/s/ Steven Myers
	Name:	Steven Myers
	Title:	Vice President